Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2024 FIRST QUARTER RESULTS

NEW YORK, NY – April 30, 2024 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter ended March 31, 2024.

2024 First Quarter Highlights

•
Net income was $10.0 million, or $0.42 per share, compared to $15.4 million, or $0.67 per share, in the prior year quarter.
•
$3.1 million of cash was collected on taxi medallion-related assets, with recoveries resulting in earnings of $0.04 per share compared to $13.2 million of cash collected, with recoveries resulting in earnings of $0.28 per share in the prior year quarter.
•
Net interest income grew 10% to $47.9 million from $43.6 million in the prior year quarter.
•
Net interest margin on net loans was 8.39%, compared to 8.71% in the prior year quarter, and on gross loans it was 8.10%, compared to 8.42% in the prior year quarter.
•
Loan originations were $173.1 million, compared to $227.3 million in the prior year quarter.
•
Loans grew 12% to $2.2 billion as of March 31, 2024, compared to $2.0 billion a year ago.
•
The credit loss provision increased to $17.2 million from $4.0 million in the prior year quarter. The total provision included $0.9 million of net taxi medallion recoveries in the current quarter compared to $7.1 million of net taxi medallion recoveries in the prior year quarter.
•
Repurchased 264,160 shares of its common stock at an average cost of $8.05 per share, for a total of $2.1 million.
•
The Company declared and paid a quarterly cash dividend of $0.10 per share

Executive Commentary – Andrew Murstein, President of Medallion

“Once again, we continue to be pleased with our quarterly results, earning $10 million for the shareholders, or $0.42 per diluted share. The credit loss provision reflected the seasonality of our consumer lending business, starting relatively high early in the quarter and decreasing late in the quarter as delinquency declined from the December peak. Additionally, in the prior years we had significant recoveries related to taxi-medallion loans, which in the current quarter only totaled $0.9 million. As we look to the remainder of the year, we also expect consumer originations to increase as we hit our strong months.

In addition to our quarterly dividend, we returned an additional $2.1 million to shareholders in the form of stock repurchases made in the first quarter. We’ll continue to assess our repurchase plans, being opportunistic at the right times, with the ultimate goal of providing long term value accretion to our shareholders.”

Business Segment Highlights

Recreation Lending Segment

•
Originations were $105.8 million during the quarter, compared to $101.7 million a year ago.
•
Recreation loans grew 13% to $1.4 billion as of March 31, 2024, compared to $1.2 billion a year ago.
•
Recreation loans were 61% of total loans as of March 31, 2024, consistent with a year ago.
•
Net interest income grew 7% to $34.3 million for the quarter, from $32.0 million in the prior year quarter.
•
The average interest rate was 14.80% at quarter-end, compared to 14.42% a year ago.
•
Recreation loans 90 days or more past due were $6.4 million, or 0.48% of gross recreation loans, as of March 31, 2024, compared to $4.2 million, or 0.36%, a year ago.
•
Allowance for credit loss rate was 4.40% as of March 31, 2024, compared to 4.12% a year ago.

Home Improvement Lending Segment

•
Originations were $51.6 million during the quarter, compared to $95.0 million a year ago.
•
Home improvement loans grew 12% to $752.3 million as of March 31, 2024, compared to $669.6 million a year ago.
•
Home improvement loans were 34% of total loans as of March 31, 2024, consistent with a year ago.
•
Net interest income grew 14% to $11.8 million for the quarter, from $10.4 million in the prior year quarter.
•
The average interest rate was 9.60% at quarter-end, compared to 8.83% a year ago.
•
Home improvement loans 90 days or more past due were $1.4 million, or 0.18% of gross home improvement loans, as of March 31, 2024, compared to $0.4 million, or 0.07%, a year ago.
•
Allowance for credit loss rate was 2.38% as of March 31, 2024, compared to 2.19% a year ago.

Commercial Lending Segment

•
Commercial loans were $106.6 million at March 31, 2024, compared to $95.3 million a year ago.
•
The average interest rate on the portfolio was 13.00%, compared to 12.42% a year ago.

Taxi Medallion Lending Segment

•
The Company collected $3.1 million of cash on taxi medallion-related assets during the quarter.
•
Total net taxi medallion assets declined to $10.8 million (comprised of $2.1 million of loans net of allowance for credit losses and $8.7 million of loan collateral in process of foreclosure), a 48% reduction from a year ago, and represented less than half a percent of the Company’s total assets, as of March 31, 2024.

Capital Allocation

Quarterly Dividend

•
The Board of Directors declared the quarterly dividend of $0.10 per share, payable on May 31, 2024 to shareholders of record at the close of business on May 15, 2024.

Stock Repurchase Plan

•
During the first quarter, the Company repurchased 264,160 shares of its common stock at an average cost of $8.05 per share, for a total of $2.1 million.
•
As of March 31, 2024 the Company had $17.9 million remaining under its $40 million share repurchase program

Conference Call Information

The Company will host a conference call to discuss its first quarter financial results tomorrow, Wednesday, May 1, 2024 at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

•
Date: Wednesday, May 1, 2024
•
Time: 9:00 a.m. Eastern time
•
U.S. dial-in number: (833) 816-1412
•
International dial-in number: (412) 317-0504
•
Live webcast: Link to Webcast of 1Q24 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company's IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Wednesday, May 8.

•
U.S. dial-in number: (844) 512-2921
•
International dial-in number: (412) 317-6671
•
Access ID: 1018 8235

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Assets
Cash, cash equivalents, and federal funds sold	$169,125	$149,845	$132,382
Investment and equity securities	69,412	65,712	59,182
Loans	2,228,426	2,215,886	1,984,180
Allowance for credit losses	(83,827)	(84,235)	(70,280)
Net loans receivable	2,144,599	2,131,651	1,913,900
Goodwill and intangible assets, net	171,033	171,394	172,478
Property, equipment, and right-of-use lease asset, net	14,024	14,076	13,401
Accrued interest receivable	12,673	13,538	12,235
Loan collateral in process of foreclosure	10,198	11,772	20,467
Other assets	27,698	29,839	27,625
Total assets	$2,618,762	$2,587,827	$2,351,670
Liabilities
Deposits	$1,879,061	$1,866,657	$1,695,300
Long-term debt	225,558	235,544	175,864
Short-term borrowings	32,500	8,000	38,500
Deferred tax liabilities, net	24,846	21,207	26,205
Operating lease liabilities	6,710	7,019	8,168
Accrued interest payable	6,077	6,822	5,152
Accounts payable and accrued expenses	26,186	30,804	27,328
Total liabilities	2,200,938	2,176,053	1,976,517
Total stockholders’ equity	349,036	342,986	306,365
Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788
Total equity	417,824	411,774	375,153
Total liabilities and equity	$2,618,762	$2,587,827	$2,351,670
Number of shares outstanding	23,377,564	23,449,646	23,309,993
Book value per share	$14.93	$14.63	$13.14

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands, except share and per share data)	2024	2023
Total interest income	$67,070	$55,843
Total interest expense	19,153	12,240
Net interest income	47,917	43,603
Provision for credit losses	17,201	4,038
Net interest income after provision for credit losses	30,716	39,565
Other income (loss)
Gain (loss) on equity investments	4,167	(90)
Gain on sale of loans and taxi medallions	588	1,855
Write-down of loan collateral in process of foreclosure	—	(252)
Other income	648	570
Total other income, net	5,403	2,083
Other expenses
Salaries and employee benefits	9,457	8,836
Loan servicing fees	2,470	2,222
Collection costs	1,467	1,538
Regulatory fees	977	682
Professional fees	771	1,707
Rent expense	657	623
Amortization of intangible assets	361	360
Other expenses	2,065	2,425
Total other expenses	18,225	18,393
Income before income taxes	17,894	23,255
Income tax provision	6,358	6,382
Net income after taxes	11,536	16,873
Less: income attributable to the non-controlling interest	1,512	1,512
Total net income attributable to Medallion Financial Corp.	$10,024	$15,361
Basic net income per share	$0.44	$0.69
Diluted net income per share	$0.42	$0.67
Weighted average common shares outstanding
Basic	22,641,385	22,342,911
Diluted	23,765,045	22,975,457
Dividends declared per common share	$0.10	$0.08